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                      October 5, 2023

       James Westmoreland
       Chief Executive Officer
       Daybreak Oil and Gas, Inc.
       1414 S. Friendswood Dr., Suite 212
       Friendswood, TX 77546

                                                        Re: Daybreak Oil and
Gas, Inc.
                                                            Form 10-K for the
Fiscal Year ended February 28, 2022
                                                            Filed June 15, 2022
                                                            File No. 000-50107

       Dear James Westmoreland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation